Exhibit 99.1

375 Saxonburg Boulevard, Saxonburg, PA 16056 Tel. 724.352.4455 ● www.ii-vi.com Press Release

II-VI Announces Pricing of $300 Million Convertible Senior Notes Offering

PITTSBURGH, Pennsylvania – August 24, 2017 — II-VI Incorporated (NASDAQ: IIVI) today announced the pricing of $300.0 million aggregate principal amount of 0.25% convertible senior notes due 2022 (the “notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). II-VI has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $45.0 million aggregate principal amount of the notes.

The sale of the notes to the initial purchasers is expected to settle on August 29, 2017, subject to customary closing conditions, and is expected to result in $291.5 million in net proceeds to II-VI (or approximately $335.3 million if the initial purchasers exercise their option to purchase additional notes in full) after deducting the initial purchasers’ discount and estimated offering expenses payable by II-VI.

The notes will be senior, unsecured obligations of II-VI and will bear interest at a rate of 0.25% per year. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2018. The notes will mature on September 1, 2022, unless earlier repurchased or converted.

II-VI expects to use approximately $50.0 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the notes in the offering in privately negotiated transactions effected through one of the initial purchasers or its affiliate as II-VI’s agent concurrently with the offering. II-VI expects the purchase price per share of the common stock repurchased in such transactions to equal the last reported sale price per share of its common stock on August 23, 2017, which was $35.25 per share.

II-VI intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include repayment, redemption or refinancing of indebtedness, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions or strategic transactions, working capital, satisfaction of other obligations and additional repurchases of II-VI’s outstanding equity securities.

Any repurchases of II-VI’s common stock, including repurchases from purchasers of notes in the offering, could increase, or prevent a decrease in, the market price of II-VI’s common stock or the notes. In the case of repurchases effected concurrently with the offering, this activity could affect the market price of II-VI’s common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes.

The initial conversion rate for the notes is 21.2500 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $47.06 per share of common stock). Conversions of the notes will be settled in cash, shares of II-VI’s common stock or a combination thereof, at II-VI’s election. The last reported sale price of II-VI’s common stock on The NASDAQ Global Select Market on August 23, 2017 was $35.25 per share.

375 Saxonburg Boulevard, Saxonburg, PA 16056 Tel. 724.352.4455 ● www.ii-vi.com Press Release

Holders may convert all or a portion of their notes at their option at any time prior to the close of business on the business day immediately preceding June 1, 2022, only upon the satisfaction of certain conditions and during certain time periods. On or after June 1, 2022 until the close of business on the business day immediately preceding September 1, 2022, holders may convert their notes at any time, without condition.

Holders may require II-VI to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, upon the occurrence of certain corporate events, II-VI will increase the conversion rate for holders who convert in connection with such corporate events.

Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components and devices, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service, and distribution facilities worldwide, II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable its customers.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to our performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ

375 Saxonburg Boulevard, Saxonburg, PA 16056 Tel. 724.352.4455 ● www.ii-vi.com Press Release

materially from those expressed in the forward-looking statements herein or in previous disclosures. We believe that all forward-looking statements made by us in this release have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) when and whether the offering will be consummated, and whether the use of the net proceeds from the offering to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and any reports that we file with the Securities and Exchange Commission; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) our ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) our ability to devise and execute strategies to respond to market conditions. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

CONTACT:	II-VI Incorporated
Mary Jane Raymond
Chief Financial Officer
(724) 352-4455

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